UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) April 30, 2010


                            LIBERTY COAL ENERGY CORP.
             (Exact name of registrant as specified in its charter)

          Nevada                       333-148801                75-3252264
(State or other Jurisdiction          (Commission             (I.R.S. Employer
     of incorporation)                File Number)           Identification No.)

99 18th Street Suite 3000, Denver, Colorado                        80202
  (Address of principal executive offices)                       (Zip Code)

        Registrant's telephone number, including area code 303-997-3161


          2475 Paseo del las Americas, Suite 1135, San Diego, CA 92154 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17
    CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
    CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13c-4(c) under the
    Exchange Act (17 CFR 240.13e-4(c))
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ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS;
          APPOINTMENT OF PRINCIPAL OFFICERS

Effective April 30, 2010, Maria Guadalupe Flores N. resigned as secretary and as a director of our company.

Effective April 30, 2010, Mauricio Beltran resigned as president, chief executive officer, chief financial officer and treasurer of our company. Mr. Beltran will remain as a director of our company.

On April 30, 2010, we appointed Edwin G. Morrow as president, chief executive officer and as a director of our company.

EDWIN G. MORROW, PRESIDENT, CEO AND DIRECTOR

Mr. Morrow holds a Bachelor of Science in Geology from Mackay School of Mines, University of Nevada, Reno, with post graduate study in finance and mineral economics. Mr. Morrow has held positions of increasing responsibility in the mining and minerals industry, and in addition he has significant experience in real estate acquisition, planning, entitlement, permitting, engineering and construction management.

A registered Professional Geologist, Mr. Morrow is a member of the Society for Mineral Exploration of the American Institute of Mining Engineers, has served on the Board of Directors of the California Mining Association and as an Executive Council Member of the Industry Advisory Board, University of Nevada, Reno, Mackay School of Mines. Mr. Morrow has worked as an employee or consultant for over 35 years in exploration, development and production in the natural resources area in many commodities.

Mr. Morrow managed Laminco Resources Inc, (a TSE listed public company) beginning in October of 1995 under a consulting agreement as President and Chief Operating Officer. He was named Chief Executive Officer in September of 1996. Laminco developed precious metals and copper resources in Canada, and North and South America. Laminco Resources was merged with a Norwegian public company in 2001, and he served as Chief operating officer and on the Board of Directors of the merged company until December 2005.

Prior to joining Laminco, Mr. Morrow served from 1993 to late 1995 as Director of Geology Services at Homestake Mining Company's flagship mine in Lead, South Dakota. In this position he was responsible for the mine's geology, exploration and grade control programs. The Homestake mine, in operation for over 120 years, produced in excess of 500,000 ounces of gold annually from both underground and open pit sources.

In 1981, Mr. Morrow was retained to initiate a new US based hard minerals division for Asamera Oil Inc, a Canadian Oil producer. Starting with himself and one assistant, until mid 1993 he held multiple positions with Asamera Minerals U.S., Inc., including General Manager, Minerals, and General Manager of Exploration and Acquisition. Asamera held interests in precious metals, strategic and industrial minerals projects. Asamera was working globally and had active projects in Canada, the USA, Mexico, Guatemala, West Germany, South East Asia and Australia. Under Mr. Morrow's direction, Asamera discovered and placed into production the Cannon Gold Mine in Wenatchee Washington, U.S.A. Asamera also acquired and operated the Gooseberry Mine, an underground gold/silver property near Reno, Nevada. Asamera was acquired by Gulf Canada in 1989, and the mineral operation was wound up except the Cannon mine by mid 1993.

From 1974 to 1981, Mr. Morrow held several exploration and production management positions with industrial mineral producers, Interpace refractories in California and Federal Bentonite Corporation in South Dakota, Montana and Wyoming. Mr. Morrow was responsible for multiple exploration and production operations in diverse areas, producing a variety of commodities, including high duty refractories, specialty clays for engineering and construction uses, glass sand, limestone and coal.

From mid 1970 until early 1974, Mr. Morrow was an exploration geologist with Utah Construction and Mining Co./Utah International Inc, working on uranium projects in Wyoming and the pacific northwest.

During this time the Big Eagle Mine near Jeffrey City WY was discovered by the company.

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
Directly out of University, Mr Morrow served until mid 1970 years as Asst Manager of Sonoma International's Altoona Mine, an underground mercury producer in Northern California.

Our board of director now consists of Mauricio Beltran and Edwin G. Morrow.

There have been no other transactions since the beginning of our last fiscal year or any currently proposed transactions, in which we are, or plan to be, a participant and the amount involved exceeds $ 120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

There are no family relationships between any of the directors and officers described in the preceding disclosure.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY COAL ENERGY CORP.


/s/ Edwin G. Morrow
----------------------------------
Edwin G. Morrow
President, Chief Executive Officer
and Director

Date: May 4, 2010

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